Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2015

ASHEVILLE, N.C., Feb. 1, 2016 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three months and year ended December 31, 2015. The Company reported net income of $946,000, or $0.24 per diluted common share, for the quarter ended December 31, 2015 compared to $642,000, or $0.16 per diluted common share, for the same quarter of 2014. For the three months ended December 31, 2015, net income and diluted earnings per share grew by 47.4% and 50.0%, respectively. Net income totaled $3.6 million, or $0.89 per diluted common share, for the year ended December 31, 2015 compared to $2.5 million, or $0.59 per diluted common share, for the year ended December 31, 2014. For the full year, net income and diluted earnings per share grew by 43.6% and 50.8%, respectively.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "Results for 2015 were solid as we met most key performance targets that we had set out earlier in the year. We demonstrated good growth in core deposits, commercial deposit relationships and total loans; net interest margin expanded; and we saw a significant improvement in asset quality, all while maintaining a strong capital position. As a result, net income increased by 43.6% for the full year.

"Improving our efficiency ratio remains a key priority and we have identified and begun implementing several initiatives designed to increase noninterest income and reduce operating expenses. Combined with expected continued growth in core deposits and loans and further expansion of net interest margin, we expect these initiatives to contribute to strong net income growth in 2016 and improved returns for our shareholders."

Fourth Quarter Highlights

  Net income for the fourth quarter of 2015 was $946,000, or $0.24 per diluted common share, compared to $642,000, or $0.16 per diluted common share, for the fourth quarter of 2014. For the years ended December 31, 2015 and 2014, net income improved 43.6% to $3.6 million, or $0.89 per diluted common share, in 2015 compared to $2.5 million, or $0.59 per diluted common share, in 2014.

  Net interest income increased 8.1% to $5.7 million for the three months ended December 31, 2015 from $5.2 million for the three months ended December 31, 2014. The net interest margin improved to 3.04% for the fourth quarter of 2015 compared to 2.94% for the fourth quarter of 2014.

  Interest income from loans increased 7.6% in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily reflecting a $66.6 million increase in average loan balances when comparing the two quarters.

  Interest expense decreased 1.1% in the fourth quarter of 2015 compared to the fourth quarter of 2014.

  The Company recorded a recovery of loan losses in the amount of $89,000 in the fourth quarter of 2015 compared to a provision for loan losses of $220,000 in the fourth quarter of 2014.  The allowance for loan losses declined to 1.09% of total loans at December 31, 2015 from 1.14% of total loans at December 31, 2014, although the allowance coverage of nonperforming loans was 246.82% at December 31, 2015 compared to 221.32% at December 31, 2014.

  Loan balances increased $7.0 million, or 1.2%, in the fourth quarter of 2015 and $54.3 million, or 10.4%, for the year ended December 31, 2015 as new loan originations exceeded loan repayments, prepayments and foreclosures.

  Nonperforming assets, including foreclosed properties, decreased to 1.05% of total assets at December 31, 2015 from 1.51% at December 31, 2014 and 1.46% at September 30, 2015, due primarily to the sale of a large foreclosed property with a recorded amount of $3.1 million.

  Noninterest income increased 9.9% to $1.8 million for the fourth quarter of 2015 from $1.7 million for the fourth quarter of 2014, primarily due to an increase in mortgage banking income and gains realized from the sale of investment securities.

  Noninterest expenses increased 3.6% to $5.9 million for the fourth quarter of 2015 from $5.7 million for the fourth quarter of 2014, primarily due to increases in compensation and employee benefits, which included increases of $170,000 for employee incentives and $80,000 in pension plan expenses for 2015.

  Delinquent and nonperforming loans were 0.49% and 0.44%, respectively, of total loans at December 31, 2015, compared to 0.60% and 0.52%, respectively, at December 31, 2014.

  Core deposits, which exclude certificates of deposit, increased $46.3 million, or 10.3%, since December 31, 2014 and $6.1 million, or 1.2%, since September 30, 2015.  Noninterest-bearing deposits increased $16.3 million, or 16.7%, and commercial non-maturity deposits increased $25.4 million, or 20.9%, since December 31, 2014.

  Book value per common share increased to $22.50 from $22.41 at September 30, 2015 and $21.56 at December 31, 2014.

  Capital remains strong with consolidated regulatory capital ratios of 16.66% common equity Tier 1 capital, 11.87% Tier 1 leverage capital, 16.66% Tier 1 risk-based capital and 17.77% total risk-based capital as of December 31, 2015.

  During November 2015, the Company repurchased 421,770 shares of its common stock from one of its larger institutional shareholders in a previously announced privately negotiated transaction at a purchase price of $26.50 per share. During 2015, a total of 438,936 shares of common stock were repurchased through open market and privately negotiated transactions at an average purchase price of $26.37 per share.

Income Statement Analysis

Net Interest Income. Net interest income increased $426,000, or 8.1%, to $5.7 million for the fourth quarter of 2015 compared to $5.2 million for the fourth quarter of 2014. The net interest margin increased 10 basis points to 3.04% for the quarter ended December 31, 2015 compared to 2.94% for the quarter ended December 31, 2014. Total interest and dividend income increased $416,000, or 6.8%, to $6.5 million for the fourth quarter of 2015 compared to $6.1 million for the fourth quarter of 2014, primarily resulting from a $66.6 million increase in average loan balances and a 33 basis point increase in the average yield on investment securities, which were partially offset by a 21 basis point reduction in the average yield on loans and a $7.1 million decrease in the average balance of investment securities. Interest expense decreased $10,000, or 1.1%, to $867,000 for the fourth quarter of 2015 from $877,000 for the fourth quarter of 2014, primarily due to a $17.1 million decrease in the average balances of certificates of deposit. When comparing the these same three-month periods, average noninterest-bearing deposits grew $23.2 million, or 24.1%, which contributed to minimizing deposit interest expense while deposit funding grew.

Net interest income increased $2.0 million, or 9.9%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily due to an increase in interest income on loans and a decrease in interest expense on deposits, which were partially offset by a decrease in interest and dividend income on securities. Total interest and dividend income increased $1.9 million, or 8.2%, during the year ended December 31, 2015. Loan interest income increased $2.2 million, or 10.9%, during the year ended December 31, 2015, primarily due to an increase in average outstanding loans of $80.4 million, or 16.9%, which was partially offset by a 22 basis point decrease in the yield earned on loans during 2015. Interest income from securities decreased by $234,000, attributable to an $18.6 million decrease in the average balance of investment securities, partially offset by a 14 basis point increase in the yield earned on the investment portfolio. Total interest expense decreased $51,000, or 1.4%, during the year ended December 31, 2015. The lower interest expense was primarily attributable to lower average balances of certificates of deposit, which were partially offset by higher average balances of NOW, money market and savings accounts. The Company continued its focus on core deposit growth, from which it excludes certificates of deposit. The average rate paid on total interest-bearing liabilities decreased 2 basis points during 2015. Average noninterest-bearing deposits grew $23.0 million, or 26.4%, when comparing the same periods, which contributed to the reduction in deposit interest expense while deposit funding grew.

Noninterest Income. Noninterest income increased $166,000, or 9.9%, to $1.8 million for the three months ended December 31, 2015 compared to $1.7 million for the three months ended December 31, 2014. Factors that contributed to the increase in noninterest income during the 2015 period included increases of $170,000 in net gains from the sale of investment securities, $159,000 in mortgage banking income, $42,000 in deposit and other service charge income and $22,000 in debit card income, which were partially offset by a decrease of $130,000 in income from an investment in a Small Business Investment Company, an increase of $65,000 in losses on sale of foreclosed properties and $33,000 in lower loan fee income.

During the year ended December 31, 2015, total noninterest income increased $1.2 million, or 18.6%, to $7.5 million from $6.3 million for the year ended December 31, 2014. The increase in noninterest income during 2015 was primarily attributable to $845,000 in higher mortgage banking income, $364,000 in higher net gains from the sale of investment securities, $141,000 in debit card income and $110,000 in deposit and other service charge income that were partially offset by decreases of $114,000 in loan fee income, $109,000 in income from an investment in a Small Business Investment Company and $90,000 in losses on sale of foreclosed properties. The increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold. The increase in gains from sales of investment securities was primarily due to more sales of investment securities that were needed to fund loan growth. The increase in deposit fees was primarily the result of higher retail checking account fees, and the increase in income from debit card services was driven by volume.

Noninterest Expenses. Noninterest expenses increased $207,000, or 3.6%, to $5.9 million for the three months ended December 31, 2015 from $5.7 million for the three months ended December 31, 2014. The increase in the fourth quarter of 2015 was primarily attributable to increases of $274,000 in compensation and employee benefits and $138,000 in data processing fees, which were partially offset by decreases of $85,000 in professional and outside services, $37,000 in occupancy expenses and lower expenses in most other categories. The increase in compensation and employee benefits was affected by strong quarterly loan production in our mortgage banking business and included increases of $170,000 for employee incentives and $80,000 for pension plan expenses in 2015.

Noninterest expenses remained at $23.5 million for the years ended December 31, 2015 and 2014. Increases of $469,000 in compensation and employee benefits and $90,000 in data processing fees were offset by lower expenses in most other categories. The increase in compensation and employee benefits included increases of $490,000 for employee incentives and $263,000 for pension plan expenses in 2015, which were partially offset by a decrease of $402,000 in equity incentive plan expenses primarily due to additional expense of $380,000 in 2014 for accelerated vesting related to the disability of a participant. Decreases of noninterest expenses in 2015 included $259,000 in foreclosed property expenses, $141,000 in professional and outside services, $119,000 in occupancy expenses and $77,000 in advertising. The decrease in foreclosed property expenses included a reduction of $141,000 in valuation write-downs of foreclosed properties.

Balance Sheet Review

Assets. Total assets increased $22.8 million, or 3.0%, to $782.9 million at December 31, 2015 from $760.0 million at December 31, 2014. Investment securities decreased $4.1 million, or 2.8%, to $141.4 million at December 31, 2015 from $145.5 million at December 31, 2014, primarily due to the sale of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $54.3 million, or 10.4%, to $576.1 million at December 31, 2015 from $521.8 million at December 31, 2014 as new loan originations exceeded loan repayments, prepayments, and foreclosures.

Liabilities. Total liabilities increased $27.6 million to $693.2 million at December 31, 2015 from $665.6 million at December 31, 2014. Total deposits increased $27.5 million, or 4.6%, to $630.9 million at December 31, 2015 from $603.4 million at December 31, 2014. Core deposits, which exclude certificates of deposit, increased $46.3 million, or 10.3%, to $495.6 million at December 31, 2015 from $449.3 million at December 31, 2014 as a result of the Company's continued focus on increasing core deposits to fund loan growth.

Commercial checking and money market accounts increased $25.4 million, or 20.9%, to $147.0 million at December 31, 2015 from $121.6 million at December 31, 2014, reflecting expanded sources of lower cost funding. The Company's initiatives to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects its commitment to establishing diversified relationships with business clients.

Certificates of deposit decreased $18.8 million, or 12.2%, to $135.3 million at December 31, 2015 from $154.1 million at December 31, 2014. Noninterest-bearing deposits increased $16.2 million, or 16.7%, to $113.7 million at December 31, 2015 from $97.5 million at December 31, 2014. Accounts payable and other liabilities increased $336,000, or 2.9%, to $12.0 million at December 31, 2015 from $11.6 million at December 31, 2014. The increase in accounts payable and other liabilities was primarily attributable to accrued employee incentives.

Asset Quality

Provision for Loan Losses. The Company recorded a recovery of loan losses in the amount of $89,000 for the fourth quarter of 2015 compared to a provision for loan losses of $220,000 for the fourth quarter of 2014. The decrease in the provision for loan losses for the fourth quarter of 2015 was due to improvement in loan delinquencies and the credit quality of the loan portfolio in addition to a large recovery received during the quarter. The Company charged off $41,000 in loans during the fourth quarter of 2015 compared to $182,000 during the same quarter of 2014.

The Company recorded a provision for loan losses in the amount of $361,000 for the year ended December 31, 2015 compared to a recovery of loan losses of $998,000 for the year ended December 31, 2014. Net charge-offs were $21,000 for the year ended December 31, 2015 compared to $360,000 for the year ended December 31, 2014. The increase in the provision for loan losses was primarily due to loan growth in 2015 and to a reduction in loan loss reserves in 2014 due to a modification of our loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans, which resulted in a nonrecurring reduction of approximately $1.3 million in the reserves for loans not considered impaired. The allowance for loan losses totaled $6.3 million, or 1.09% of total loans, at December 31, 2015 compared to $5.9 million, or 1.14% of total loans, at December 31, 2014.

Nonperforming Assets. Nonperforming assets decreased $3.3 million, or 28.8%, to $8.2 million, or 1.05% of total assets, at December 31, 2015, compared to $11.5 million, or 1.51% of total assets, at December 31, 2014. Nonperforming assets included $2.5 million in nonperforming loans and $5.6 million in foreclosed real estate at December 31, 2015, compared to $2.7 million and $8.8 million, respectively, at December 31, 2014.

Nonperforming loans decreased $140,000, or 5.2%, to $2.5 million at December 31, 2015 from $2.7 million at December 31, 2014. Real property securing nonperforming loans in the amount of $820,000 was moved into foreclosed real estate, while performing troubled debt restructurings decreased $252,000, or 5.2%, when comparing the same periods. Total performing troubled debt restructurings and nonperforming assets decreased $3.6 million, or 21.8%, to $12.7 million, or 1.63% of total assets, at December 31, 2015, compared to $16.3 million, or 2.15% of total assets, at December 31, 2014.

Nonperforming loans at December 31, 2015 included two commercial mortgage loans that totaled $818,000, four commercial and industrial loans that totaled $227,000, four residential mortgage loans that totaled $1.3 million, and four home equity loans that totaled $194,000. As of December 31, 2015, the nonperforming loans had specific reserves of $110,000. Foreclosed real estate at December 31, 2015 included six properties with a total carrying value of $5.6 million compared to ten properties with a total carrying value of $8.8 million at December 31, 2014. During 2015, there were three new properties in the amount of $820,000 added to foreclosed real estate, while seven properties totaling $3.3 million were sold, including a large parcel with a recorded amount of $3.1 million. In addition, during 2015, the Bank sold three of its 15 units in a mixed-use condominium complex for net proceeds of $508,000 along with two residential lots in a mixed-use lot subdivision and one parcel of land that was a portion of a residential property for net proceeds of $150,000. Loss provisions on foreclosed real estate of $9,000 were recorded during 2015 and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the year ended December 31, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. At December 31, 2015, the adjusted recorded amount was $4.0 million for the remaining seven retail units and five office units.

Share Repurchases

On March 31, 2015, the Company's Board of Directors approved an additional 5% stock repurchase plan. During the fourth quarter of 2015, 3,021 shares of common stock were repurchased at an average purchase price of $26.00 per share. As previously disclosed, on November 19, 2015, the Company entered into a privately negotiated stock repurchase agreement with FVP Master Fund, L.P. Pursuant to the agreement, the Company purchased 421,770 shares of its common stock, $0.01 par value, for an aggregate purchase price of $11,176,905, or $26.50 per share.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2015 #1 Best Bank Overall, #1 Best Bank for Small Business Services and #1 Best Bank for Mortgages by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data
(Unaudited)
	December 31,
(Dollars in thousands)	2015	2014 (1)	% Change

Total assets	$ 782,853	$ 760,040	3.0%
Cash and cash equivalents	33,401	56,858	-41.3%
Investment securities	141,364	145,461	-2.8%
Loans receivable, net of deferred fees	576,087	521,820	10.4%
Allowance for loan losses	(6,289)	(5,949)	-5.7%
Deposits	630,904	603,379	4.6%
Core deposits (2)	495,628	449,286	10.3%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	11,940	11,604	2.9%
Total equity	89,682	94,397	-5.0%
____________________
(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data
(Unaudited)
	Three Months Ended			Year Ended
(Dollars in thousands,	December 31,			December 31,
except per share data)	2015	2014	% Change	2015	2014	% Change

Interest and
dividend income	$ 6,533	$ 6,117	6.8%	$ 25,435	$ 23,502	8.2%
Interest expense	867	877	-1.1%	3,485	3,536	-1.4%
Net interest income	5,666	5,240	8.1%	21,950	19,966	9.9%
Provision for
(recovery of) loan losses	(89)	220	-140.5%	361	(998)	136.2%
Net interest income
after provision for
(recovery of) loan losses	5,755	5,020	14.6%	21,589	20,964	3.0%
Noninterest income	1,847	1,681	9.9%	7,509	6,333	18.6%
Noninterest expenses	5,921	5,714	3.6%	23,540	23,548	0.0%
Income before
income tax provision	1,681	987	70.3%	5,558	3,749	48.3%
Income tax
provision	735	345	113.0%	1,983	1,260	57.4%
Net income	$ 946	$ 642	47.4%	$ 3,575	$ 2,489	43.6%

Net income per
common share:
Basic	$ 0.25	$ 0.17	47.1%	$ 0.92	$ 0.60	53.3%
Diluted	$ 0.24	$ 0.16	50.0%	$ 0.89	$ 0.59	50.8%
Average shares outstanding:
Basic	3,769,438	3,867,296	-2.5%	3,884,691	4,150,706	-6.4%
Diluted	3,931,470	3,952,660	-0.5%	4,004,385	4,197,689	-4.6%
Ending shares outstanding	3,985,475	4,378,411	-9.0%	3,985,475	4,378,411	-9.0%

Selected Average Balances and Yields/Costs
(Unaudited)
	Three Months Ended December 31,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$575,148	4.01%	$508,554	4.22%
Investment securities, including tax-exempt (1)	140,057	2.27%	147,178	1.94%
Other interest-earning assets	2,807	4.52%	2,902	4.78%
Total interest-earning assets (1)	757,853	3.50%	719,099	3.42%
Interest-bearing deposits	515,051	0.29%	503,063	0.30%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	565,191	0.61%	553,258	0.63%

Interest rate spread (1)		2.89%		2.79%
Net interest margin (1)		3.04%		2.94%

	Year Ended December 31,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$557,221	4.08%	$476,782	4.30%
Investment securities, including tax-exempt (1)	137,424	2.10%	156,062	1.96%
Other interest-earning assets	2,827	4.49%	2,953	4.23%
Total interest-earning assets (1)	746,531	3.47%	708,733	3.37%
Interest-bearing deposits	511,755	0.30%	501,504	0.31%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	562,228	0.62%	551,995	0.64%

Interest rate spread (1)		2.85%		2.73%
Net interest margin (1)		3.00%		2.87%
____________________
(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data
(Unaudited)
	Three Months Ended		Year Ended
Allowance for Loan Losses	December 31,		December 31,
(Dollars in thousands)	2015	2014	2015	2014

Allowance for loan losses, beginning of period	$ 6,297	$ 5,852	$ 5,949	$ 7,307
Provision for (recovery of) loan losses	(89)	220	361	(998)
Charge-offs	(41)	(182)	(476)	(504)
Recoveries	122	59	455	144
Net (charge-offs) recoveries	81	(123)	(21)	(360)

Allowance for loan losses, end of period	$ 6,289	$ 5,949	$ 6,289	$ 5,949

Allowance for loan losses as a percent of:
Total loans	1.09%	1.14%	1.09%	1.14%
Total nonperforming loans	246.82%	221.32%	246.82%	221.32%

Nonperforming Assets
(Unaudited)	December 31,
(Dollars in thousands)	2015	2014	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial mortgage	$ 818	$ 881	-7.2%
Commercial and industrial	227	221	2.7%
Total commercial	1,045	1,102	-5.2%
Non-commercial:
Residential mortgage	1,309	1,354	-3.3%
Revolving mortgage	194	230	-15.7%
Consumer	-	2	-100.0%
Total non-commercial	1,503	1,586	-5.2%
Total nonaccruing loans (1)	2,548	2,688	-5.2%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,548	2,688	-5.2%

Foreclosed real estate	5,646	8,814	-35.9%

Total nonperforming assets	8,194	11,502	-28.8%

Performing troubled debt restructurings (2)	4,552	4,804	-5.2%
Performing troubled debt restructurings and
total nonperforming assets	$ 12,746	$ 16,306	-21.8%

Nonperforming loans as a percent of total loans	0.44%	0.52%
Nonperforming assets as a percent of total assets	1.05%	1.51%
Performing troubled debt restructurings and
total nonperforming assets to total assets	1.63%	2.15%
____________________
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	December 31,
(Unaudited)	2015		2014
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	5	$ 4,941	8	$ 8,706
Residential mortgage	1	705	2	108
Total	6	$ 5,646	10	$ 8,814

Foreclosed Real Estate
(Unaudited)		Year Ended December 31,
(Dollars in thousands)		2015	2014

Beginning balance		$ 8,814	$ 14,233
Transfers from loans		820	281
Capitalized cost		-	242
Valuation adjustments of foreclosed real estate		(9)	(150)
Net gain (loss) on sale of foreclosed properties		(33)	57
Net proceeds from sales of foreclosed properties		(3,946)	(5,849)
Ending balance		$ 5,646	$ 8,814

Selected Average Balances and Performance Ratios
(Unaudited)
(Dollars in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Selected Average Balances
Average total loans	$ 575,148	$ 508,554	$ 557,221	$ 476,782
Average total interest-earning assets	757,853	719,099	746,531	708,733
Average total assets	792,582	754,922	781,974	747,491
Average total interest-bearing deposits	515,051	503,063	511,755	501,504
Average total deposits	634,389	599,211	621,741	588,511
Average total interest-bearing liabilities	565,191	553,258	562,228	551,995
Average total shareholders' equity	94,699	95,643	96,308	98,981

Selected Performance Ratios
Return on average assets (1)	0.47%	0.34%	0.46%	0.33%
Return on average equity (1)	3.96%	2.66%	3.71%	2.51%
Interest rate spread (1)(2)	2.89%	2.79%	2.85%	2.73%
Net interest margin (1)(3)	3.04%	2.94%	3.00%	2.87%
Noninterest expense to average assets (1)	2.96%	3.00%	3.01%	3.15%
Efficiency ratio (4)	77.32%	81.52%	78.64%	88.17%
___________________
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.

Quarterly Earnings Data
(Unaudited)

	Three Month Periods Ended
(Dollars in thousands,	December 31,	September 30,	June 30,	March 31,	December 31,
except per share data)	2015	2015	2015	2015	2014

Income Statement Data:
Interest and dividend income	$ 6,533	$ 6,459	$ 6,289	$ 6,154	$ 6,117
Interest expense	867	877	880	861	877
Net interest income	5,666	5,582	5,409	5,293	5,240
Provision for (recovery of) loan losses	(89)	191	65	194	220
Net interest income after provision for
(recovery of) loan losses	5,755	5,391	5,344	5,099	5,020
Noninterest income	1,847	2,084	1,968	1,610	1,681
Noninterest expenses	5,921	5,837	6,010	5,772	5,714
Income before income
tax provision	1,681	1,638	1,302	937	987
Income tax provision	735	496	437	315	345
Net income	$ 946	$ 1,142	$ 865	$ 622	$ 642

Data Per Common Share:
Net income per share – Basic	$ 0.25	$ 0.29	$ 0.22	$ 0.16	$ 0.17
Net income per share – Diluted	$ 0.24	$ 0.28	$ 0.21	$ 0.16	$ 0.16
Book value per share	$ 22.50	$ 22.41	$ 21.96	$ 21.93	$ 21.56
Weighted average shares outstanding:
Basic	3,769,438	3,947,445	3,923,199	3,899,419	3,867,296
Diluted	3,931,470	4,079,029	4,013,332	3,975,886	3,952,660
Ending shares outstanding	3,985,475	4,405,266	4,378,411	4,378,411	4,378,411

Quarterly Financial Condition Data
(Unaudited)
	As Of	As Of	As Of	As Of	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2015	2015	2014 (1)

Ending Balance Sheet Data:
Total assets	$ 782,853	$ 797,856	$ 783,299	$ 774,420	$ 760,040
Cash and cash equivalents	33,401	55,765	52,990	60,061	56,858
Investment securities	141,364	138,459	138,712	133,118	145,461
Loans receivable, net of deferred fees	576,087	569,085	552,999	541,706	521,820
Allowance for loan losses	(6,289)	(6,297)	(6,124)	(6,042)	(5,949)
Deposits	630,904	635,083	623,963	612,287	603,379
Core deposits (2)	495,628	489,519	473,674	458,465	449,286
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	89,682	98,736	96,163	96,008	94,397

Regulatory Capital Ratios (3):
Common equity tier I capital	16.66%	18.33%	18.40%	18.42%	n/a
Tier 1 leverage capital	11.87%	13.09%	13.02%	13.16%	13.17%
Tier 1 risk-based capital	16.66%	18.33%	18.40%	18.42%	19.83%
Total risk-based capital	17.77%	19.44%	19.49%	19.53%	21.01%

Asset Quality:
Nonperforming loans	$ 2,548	$ 2,815	$ 2,912	$ 3,059	$ 2,688
Nonperforming assets	8,194	11,686	12,293	12,442	11,502
Nonperforming loans to total loans	0.44%	0.49%	0.53%	0.56%	0.52%
Nonperforming assets to total assets	1.05%	1.46%	1.57%	1.61%	1.51%
Allowance for loan losses	$ 6,289	$ 6,297	$ 6,124	$ 6,042	$ 5,949
Allowance for loan losses to total loans	1.09%	1.11%	1.11%	1.12%	1.14%
Allowance for loan losses to
nonperforming loans	246.82%	223.69%	210.30%	197.52%	221.32%
____________________
(1) Ending balance sheet data as of December 31, 2014 was derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.
(3) Regulatory capital ratios are based on BASEL III capital standards for 2015 quarters and BASEL I capital standards for 2014 quarters.

Comparison of Actual Performance to Key Performance Indicator (KPI) Targets

Key	2013	2014	2015	2015	2016	2017	2018
Performance	Full- Year	Full -Year	Full -Year	Full-Year	Full-Year	Full-Year	Full-Year
Indicator	Actual	Actual	Actual	Target	Target	Target	Target

Net income
growth	68.7%	71.2%	43.6%	40%-50%	60%-70%	25%-35%	15%-25%
Return on
average
equity	1.37%	2.51%	3.71%	3.7%-4.2%	5.8%-6.5%	7.2%-8.0%	8.1%-9.0%
Return on
average
assets	0.19%	0.33%	0.46%	0.4%-0.5%	0.6%-0.8%	0.8%-1.0%	1.0%-1.1%
Efficiency (1)	93.16%	88.17%	78.64%	72%-82%	63%-73%	58%-68%	54%-64%
Net interest
margin (2)	2.72%	2.87%	3.00%	2.9%-3.1%	3.1%-3.3%	3.4%-3.5%	3.5%-3.6%
Loan
growth	15.9%	16.2%	10.4%	9%-13%	8%-12%	5%-9%	2%-7%
Asset
growth	-2.2%	3.7%	3.0%	5%-9%	4%-8%	0%-4%	3%-7%
Deposit
growth	-1.0%	5.3%	4.6%	6%-10%	4%-8%	4%-8%	4%-8%
Core
deposit (3)
growth	4.3%	10.7%	10.3%	10%-14%	5%-9%	5%-9%	5%-9%
____________________
(1) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.
(2) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Core deposits are defined as total deposits excluding certificates of deposit.

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